Exhibit 10.23

AMENDMENT THREE

to the

MATTEL, INC. PERSONAL INVESTMENT PLAN

THIS AMENDMENT THREE (this “Amendment”) is made and entered into this 16th day of December, 2014, by Mattel, Inc., a Delaware corporation (the “Company”).

Statement of Purpose

The Company maintains the Mattel, Inc. Personal Investment Plan (the “Plan”) as amended and restated effective as of January 1, 2013, as amended. The Company desires to amend the Plan to (i) provide that Puerto Rico residents are not eligible for the Plan, (ii) revise the provisions applicable to missing participants, and (iii) revise the method of determining service for rehired participants. In Article XVI of the Plan, the Company has reserved the right to amend the Plan in whole or in part.

NOW, THEREFORE, the Company does hereby declare that the Plan is amended effective as of January 1, 2014, unless otherwise specifically stated herein, as follows:

1. The following new Section 2.20(h) shall be added to the Plan effective as of December 31, 2014 to change the definition of Eligible Employee to exclude certain non-U.S. Employees:

“(h) effective as of December 31, 2014, any Employee who is subject to the provisions of Appendix D regarding special rules for Employees in Puerto Rico.”

2. Section 2.44(c) shall be deleted in its entirety and replaced with the following:

“(c) An individual who has a Period of Severance shall be given credit for Periods of Service prior to such Period of Severance upon rehire with the Company or an Affiliated Company for the purpose of determining such Participant’s nonforfeitable right to benefits accrued after such rehire in accordance with the vesting provisions of Section 8.1. Nothing in this paragraph shall affect any amounts that were forfeited in accordance with Section 8.5(d) following five consecutive one-year Periods of Severance or a Participant’s ability to have such forfeiture restored in accordance with Section 8.14.”

3. The first sentence of Section 8.15(a) shall be amended to read as follows:

“From time to time, the Committee may adopt procedures whereby a Participant (including on and after January 1, 2011 a Participant who is an Employee paid on a United States payroll but who no longer is an Eligible Employee) may borrow from his Accounts under the Plan; provided that, effective as of December 31, 2014 loans shall not be available from Plan assets that are tax-qualified under the provisions of Appendix D.”

4. Section 18.2(b) of the Plan shall be revised to read as follows:

“(b) In the event that a benefit is payable under this Plan to a Participant or any other person and after reasonable efforts such person cannot be located for the purpose of paying the benefit, the Committee in its sole discretion may provide that the benefit be forfeited and as soon thereafter as practicable the benefit shall be applied to reduce future Company Contributions or Company Matching Contributions; provided, however, should any person entitled to such benefit thereafter claim such benefit, such benefit shall be restored. Alternatively, benefits that cannot be paid may escheat to the state in accordance with applicable state law.”

5. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on the day and year first above written effective as of the dates specified herein.

MATTEL INC.

By:	/s/ Alan Kaye
Alan Kaye
Executive Vice President
Chief Human Resources Officer